UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

SunPower Corporation

(Exact name of registrant as specified in its charter)

Delaware	94-3008969
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

77 Rio Robles San Jose, California	95134
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Class A Preferred Stock Purchase Rights	The Nasdaq Global Select Stock Market

Class B Preferred Stock Purchase Rights	The Nasdaq Global Select Stock Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates:              (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

N/A

(Title of class)

Item 1.	Description of Registrant’s Securities to be Registered.

On April 28, 2011, SunPower Corporation, a Delaware corporation (the “Company”), entered into an amendment (the “Amendment”) to the Rights Agreement, dated as of August 12, 2008 (the “Rights Agreement”), by and between the Company and Computershare Trust Company, N.A., as rights agent, in order to, among other things, render the rights governed thereby inapplicable to each of (i) the approval, execution or delivery of the Tender Offer Agreement, dated as of April 28, 2011 (the “Tender Offer Agreement”), by and between the Company and Total Gas & Power USA, SAS, a société par actions simplifiée organized under the laws of the Republic of France, (ii) the commencement or consummation of the Offer (as defined in the Tender Offer Agreement), (iii) the consummation of the other transactions contemplated by the Tender Offer Agreement and the related agreements, or (iv) the public or other announcement of any of the foregoing.

The rights issued pursuant to the Rights Agreement are in all respects subject to and governed by the provisions of the Rights Agreement, as amended. The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached as an exhibit hereto and incorporated herein by reference.

Item 2.	Exhibits.

Exhibit Number	Exhibit

4.1	Amendment, dated as of April 28, 2011, to the Rights Agreement, dated as of August 12, 2008, by and between the Company and Computershare Trust Company, N.A., as rights agent

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SUNPOWER CORPORATION

By:	/s/ DENNIS V. ARRIOLA
	Name:	Dennis V. Arriola
	Title:	Executive Vice President and Chief Financial Officer

Date: May 6, 2011

INDEX TO EXHIBITS

Exhibit Number	Exhibit

4.1	Amendment, dated as of April 28, 2011, to the Rights Agreement, dated as of August 12, 2008, by and between the Company and Computershare Trust Company, N.A., as rights agent

4